                                                                   Exhibit 10.16


                      CHANGE OF CONTROL/SEVERANCE AGREEMENT

         This CHANGE OF CONTROL/SEVERANCE AGREEMENT, dated as of April 1, 2003, is made by and between Waters Corporation (together with all subsidiaries or affiliates hereinafter referred to as the "Company") and Mark T. Beaudouin (the "Executive").

         WHEREAS, the Executive has been hired as a senior executive of the Company and is expected to make major contributions to the Company; and

         WHEREAS, the Company desires continuity of management; and

         WHEREAS, the Executive is willing to render services to the Company subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

         1. Termination prior to a Change of Control. If, within nine (9) months prior to a Change of Control (as such term is defined in Section 3(c) below) and subsequent to the commencement of substantive discussions that ultimately result in the Change of Control, but prior to such Change of Control, the Company terminates the Executive's employment with the Company for a reason other than Cause (as such term is defined in Section 3(d) below), death or Disability (as such term is defined in Section 3(e) below), the Company shall:

         (a) Pay to the Executive (i) a lump sum amount (net of any required withholding), within ten (10) business days following the Change of Control, equal to his twelve (12) months of monthly base salary (at the highest monthly base salary rate in effect for the Executive in the twelve month period prior to the termination of his employment) and (ii) an amount equal to the bonus earned, if any, by the Executive pursuant to the Company's management incentive plan or any successor plan and unpaid to the Executive during the year in which the termination of the Executive's employment occurs based on bonus achievement measurements established by the Company's Board of Directors for senior executives of the Company as in effect immediately prior to the Executive's termination, as determined at the end of the fiscal year in which the termination occurs in accordance with the Company's standard and customary practices, as in effect immediately prior to the Executive's termination, relating to the allocation and distribution of bonuses to its senior executives. Such earned bonus amount as described in this Section 1(a)(ii) (net of any required withholding) shall be paid to the Executive in accordance with the Company's standard and customary practices relating to the payment of bonuses to its senior executives, as in effect immediately prior to the Executive's termination; and

         (b) Provide the Executive and his dependents with the same life, accident, health and dental insurance benefits that the Executive was receiving immediately prior to the termination of his employment until the earlier of: (i) the date which is twelve (12) months following the date of the Change of Control; or (ii) the date the

     Executive commences subsequent employment; provided, that if the Executive's continued participation is not possible under the terms of such insurance plans, the Company shall provide substantially comparable insurance benefits to the Executive and his dependents; provided further, that in the event that the Executive independently obtains life, accident, health or dental insurance because the Company is not able to obtain substantially comparable insurance benefits to the Executive and his dependents, the Company shall be obligated hereunder to pay to the Executive an aggregate amount of the premiums not in excess of the amount the Company would have paid in premiums under such insurance plans had the Executive continued to be employed by the Company and continued to participate in the Company's life, accident, health and dental insurance plans.

         Notwithstanding anything to the contrary stated above, the Executive and his dependents shall be entitled to health insurance continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") to the extent such coverage is required to be provided in accordance with applicable law. For the period during which the Executive is entitled to COBRA coverage, the premiums for such coverage shall be paid by the Company (either by direct payment of such premiums, or by reimbursing the Executive for such premiums), and the period of the COBRA coverage shall be counted toward the Company's obligation to provide COBRA coverage to the Executive under applicable law; and

         (c) On the Change of Control, and notwithstanding any contrary provisions of the 1996 Restated and Amended Stock Option Plan or the 2003 Equity Incentive Plan (or any plans that may become the successors to such plans) and any equity incentive agreements entered into between the Company and the Executive pursuant to such plans or otherwise, cause any unexercisable installments of any equity of the Company or any subsidiary or affiliate of the Company held by the Executive pursuant to any such equity incentive agreement on the Executive's last date of employment with the Company that have not expired to become exercisable, or in the case of any restrictions on the vesting of any equity of the Company or any subsidiary or affiliate of the Company held by the Executive pursuant to any such equity incentive agreement, to cause such restrictions to lapse, as the case may be, on the Change of Control; and

         (d) On the Change of Control, cause any unvested portion of any qualified or non-qualified capital accumulation benefits granted to the Executive under the Waters Investment Plan, Waters Retirement Plan, Waters 401(K) Restoration Plan, and the Waters Retirement Restoration Plan (or any plans that may become the successors to such plans) to become immediately vested (subject to applicable law);

provided, however, that any amounts and benefits set forth in this Section 1 shall be reduced by any and all other severance or other amounts or benefits paid or payable to the Executive as a result of the termination of his employment.

     2.   Termination Following a Change of Control.

          (a) If, at any time during a period commencing with a Change of Control and ending eighteen (18) months after such Change of Control, the Company terminates the Executive's employment for a reason other than Cause, death, or Disability or the Executive terminates his employment with the Company for "Good Reason" (provided, however, that any such termination by the Executive must occur promptly (and, in any event, within 90 days) after the occurrence of the event or events constituting "Good Reason"), the Company shall:

     (1) Pay to the Executive (i) a lump sum amount (net of any required withholding), within ten (10) business days following the Executive's last date of employment, equal to twelve (12) months of monthly base salary (at the highest monthly base salary rate in effect for such Executive in the twelve (12) month period prior to the termination of his employment) and (ii) an amount equal to the bonus earned, if any, by the Executive pursuant to the Company's management incentive plan or any successor plan and unpaid to the Executive during the year in which the termination of the Executive's employment occurs based on bonus achievement measurements established by the Company's Board of Directors for senior executives of the Company as in effect immediately prior to the Change of Control, as determined at the end of the fiscal year in which the termination occurs in accordance with the Company's standard and customary practices, as in effect immediately prior to the Change of Control, relating to the allocation and distribution of bonuses to its senior executives. Such earned bonus amount described in this Section 2(a)(1)(ii) (net of any required withholding) shall be paid to the Executive in accordance with the Company's standard and customary practices relating to the payment of bonuses to its senior executives, as in effect immediately prior to the Change of Control; and

     (2) Provide the Executive and his dependents with the same life, accident, health and dental insurance benefits that the Executive was receiving immediately prior to the termination of his employment until the earlier of: (i) the date which is twelve (12) months following the date of the Executive's termination; or (ii) the date the Executive commences subsequent employment; provided, that if the Executive's continued participation is not possible under the terms of such insurance plans, the Company shall provide substantially comparable insurance benefits to the Executive and his dependents; provided further, that in the event that the Executive independently obtains life, accident, health or dental insurance because the Company is not able to obtain substantially comparable insurance benefits to the Executive and his dependents, the Company shall be obligated hereunder to pay to the Executive an aggregate amount of the premiums not in excess of the amount the Company would have paid in premiums under such insurance plans had the Executive continued to be employed by the Company and continued to participate in the Company's life, accident, health and dental insurance plans.

         Notwithstanding anything to the contrary stated above, the Executive and his dependents shall be entitled to health insurance continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") to the extent such coverage is required to be provided in accordance with applicable law. For the period during which the Executive is entitled to COBRA coverage, the premiums for such coverage shall be paid by the Company (either by direct payment of such premiums, or by reimbursing the Executive for such premiums), and the period of the COBRA coverage shall be counted toward the Company's obligation to provide COBRA coverage to the Executive under applicable law; and

     (3) Notwithstanding any contrary provisions of the 1996 Restated and Amended Stock Option Plan or the 2003 Equity Incentive Plan (or any plans that may become the successors to such plans) and any equity incentive agreements entered into between the Company and the Executive pursuant to such plans or otherwise, cause any unexercisable installments of any equity of the Company or any subsidiary or affiliate of the Company held by the Executive pursuant to any such equity incentive agreement on the Executive's last date of employment with the Company that have not expired to become exercisable, or, in the case of any restrictions on the vesting of any equity of the Company or any subsidiary or affiliate of the Company held by the Executive pursuant to any such equity incentive agreement, to cause such restrictions to lapse, as the case may be, on such last date of employment; and

     (4) Cause any unvested portion of any qualified and non-qualified capital accumulation benefits granted to the Executive under the Waters Investment Plan, Waters Retirement Plan, Waters 401(K) Restoration Plan, and the Waters Retirement Restoration Plan (or any plans that may become the successors to such plans) to become immediately vested (subject to applicable law);

provided, however, that any amounts and benefits set forth in this Section 2(a) shall be reduced by any and all other severance or other amounts or benefits paid or payable to the Executive as a result of the termination of his employment.

     (b) For purposes of Section 2(a) above, "Good Reason" shall mean the occurrence (without the Executive's express written consent) of one or more of the following events following a Change of Control, as the case may be: (i) the assignment to the Executive of any duties inconsistent in any adverse, material respect with his position, authority, duties or responsibilities immediately prior to the Change of Control or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; (ii) a material reduction in the aggregate of the Executive's base and incentive compensation (except for salary reductions or incentive compensation reductions similarly affecting all senior executives of the Company) or the termination of the Executive's rights to any employee benefits that he was entitled to immediately prior to the Change of Control, except to the extent any such benefit is replaced with a comparable benefit, or a reduction in scope or value thereof; or (iii) a relocation of the Executive's place of business which results in the one-way commuting distance for the Executive increasing by more than 25 miles from the location thereof immediately prior to the Change of Control (provided, however, that travel with past practices for business purposes shall not be considered "commuting" for purposes of this clause (iii)), or (iv) a failure by the Company to obtain the agreement referenced in Section 3(h); provided, that the occurrence of any of the events listed in clauses (i) though (iv) shall not mean "Good Reason" if such event follows an event or action by the Executive that would constitute Cause (as defined herein) for termination.

     3.   General.

     (a) Notwithstanding any other provision of this Agreement to the contrary, benefits shall be payable under this paragraph only if the Executive enters into a final and binding agreement prepared by the Company whereby the Executive releases the Company and its subsidiaries (and those affiliated with the Company and its subsidiaries) from all claims that the Executive may otherwise have against them, to the extent that the basis for such claims arose on or before the date the release is signed by the Executive; except that such release shall not adversely affect the Executive's rights to enforce the terms of this Agreement, and shall not adversely affect the Executive's right to any indemnification or right to reimbursement of expenses by the Company to which he would otherwise be entitled to under, without limitation, any charter document or Company insurance policy, by reason of services he rendered for the Company or any of its subsidiaries as an officer and/or an employee thereof.

     (b) In the event the Executive's employment with the Company is terminated by the Company for "Cause", or the Executive terminates his employment with the Company other than during the specific time periods set forth in Section 2 or for any reason other than Good Reason, the Executive shall not be entitled to the severance benefits or other considerations described herein by virtue of this Agreement.

     (c) For purposes of this Agreement, "Change of Control' shall mean (i) the closing of a merger, consolidation, liquidation or reorganization of the Company into or with another company or other legal person, after which merger, consolidation, liquidation or reorganization the capital stock of the Company outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity; (ii) the direct or indirect acquisition by any person (as the term "person" is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than 50% of the voting capital stock of the Company, in a single or series of related transactions;
(iii) the sale, exchange, or transfer of all or substantially all of the Company's assets (other than a sale, exchange, or transfer to one or more entities where the stockholders of the Company immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entities to which the assets were transferred); or (iv) the Executive's reporting responsibility changes such that he reports to a Chief Executive Officer (or other executive of comparable responsibility) other than Douglas Berthiaume; provided, however, that in the event the Executive's reporting responsibility changes as described above other than in connection with one or more of the events set forth in Section 3(c)(i)-(iii) above, the provisions of Sections 1(c) and 2(a)(3) of this Agreement shall not apply.

     (d) For purposes of this Agreement, "Cause" shall mean: (i) the conviction of the Executive by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude; (ii) gross negligence, breach of fiduciary duty or breach of any confidentiality, non-competition or developments agreement in favor of the Company; (iii) the Executive shall have willfully and continually failed to substantially perform the Executive's duties with the Company after a written demand for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties pursuant to the disciplinary procedures of the Company, and such failure of substantial performance shall have continued for a period of thirty (30) days after such written demand, (iv) the Executive has been chronically absent from work (excluding vacations, illnesses or leaves of absences), (iv) the commission by the Executive of an act of fraud, embezzlement or misappropriation against the Company; or (vi) the Executive shall have refused, after explicit notice, to obey any lawful resolution or direction by the Board which is consistent with his duties as an officer of the Company.

     (e) For purposes of this Agreement, "Disability" means an independent medical doctor (selected by the Company's health or disability insurer) has certified that the Executive has, for six (6) months consecutive or nonconsecutive in any 12 month period been disabled in a manner that seriously interferes with his ability to perform his responsibilities as an employee of the Company. Any refusal by the Executive to submit to a medical examination for the purpose of certifying disability shall be deemed to constitute conclusive evidence of the Executive's disability.

     (f) Notwithstanding anything to the contrary in this Agreement, if any portion of any payments received by the Executive from the Company (whether payable pursuant to the terms of this Agreement or any other plan, agreement or arrangement with the Company, its successors or any person whose actions result in a Change of Control of the Company) shall be subject to tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor statutory provision, the Company shall pay to the Executive such additional amounts as are necessary so that, after taking into account any tax imposed by
Section 4999 (or any successor statutory provision), and any federal and state income taxes payable on any such tax, the Executive is in the same after-tax position that he would have been if Section 4999 (or any successor statutory provision) did not apply and no payments were made pursuant to this Section 3(f). All determinations to be made under this Section 3(f), including whether a gross-up payment is required and the amount of such gross-up payment, shall be made by the Company, after consultations with its tax and accounting advisors.

     (g) The parties hereto expressly agree that the payments by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive.

     (h) Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) of the Company. The Company shall require any such successor to assume this Agreement expressly and to be bound by the provisions of this Agreement as if such successor were the Company and for purposes of this Agreement, any such successor of the Company shall be deemed to be the "Company" for all purposes.

     (i) Nothing in this Agreement shall create any obligation on the part of the Company or any other person to continue the employment of the Executive, and nothing herein shall affect the Executive's obligations under any non-competition, confidentiality, option or similar agreement between the Company and the Executive currently in effect or which may be entered into in the future.

     (j) All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it must withhold pursuant to any applicable law or regulation.

     (j) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by single-arbitrator arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     (l) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. This Agreement constitutes the entire Agreement between the Executive and the Company concerning the subject matter hereof and supercedes any prior negotiations, understandings, or agreements concerning the subject matter hereof, whether oral or written, and may be amended or rescinded only upon the written consent of the Company and the Executive. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions of this Agreement and this Agreement shall be construed and reformed to the fullest extent possible. The Executive may not assign any of his rights or obligations under this Agreement; the rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                 WATERS CORPORATION



                 By:  /s/ Douglas Berthiaume
                     --------------------------------
                      Douglas Berthiaume
                      Chairman and Chief Executive Officer



                 THE EXECUTIVE

                 By:  /s/ Mark T. Beaudouin
                     --------------------------------
                      Mark T. Beaudouin